CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated June 27, 2016, with respect to the financial statements of Wells Fargo Asset Allocation Fund (formerly known as Wells Fargo Advantage Asset Allocation Fund), one of the funds comprising the Wells Fargo Funds Trust, as of April 30, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

August 29, 2016